Exhibit (g)(2)(x)

AMENDMENT TO

AMENDED AND RESTATED DELEGATION AGREEMENT

This Amendment to the Amended and Restated Delegation Agreement (the “Amendment”) is made as of October 12, 2017 by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street” or “Delegate”) and GMO TRUST, a Massachusetts business trust (the “Trust”), on behalf of each series of the Trust set forth on Exhibit 1 hereto (each a “Fund”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement (as defined below).

WHEREAS, GMO Trust and Investors Bank & Trust Company (“IBT”) entered into an Amended and Restated Delegation Agreement dated as of June 29, 2001 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Delegate under the Agreement and all references in the Agreement to “IBT” shall now be references to State Street; and

WHEREAS, GMO Trust and State Street desire to amend the Agreement as more particularly set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties agree as follows:

1.	Amendment.

(a)	Exhibit 1 to the Agreement is hereby deleted in its entirety and replaced with Exhibit 1 attached hereto.

2.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

GMO Trust, on behalf of each series of
the Trust set forth on Exhibit 1 hereto

By:	/s/ Douglas Y Charton
Name:	Douglas Y Charton
Title:	Vice President

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EXHIBIT 1

(Effective as of October 12, 2017)

List of GMO Trust Funds

GMO SGM Major Markets Fund	GMO Asset Allocation Bond Fund

GMO Benchmark-Free Allocation Fund	GMO Benchmark-Free Fund

GMO Climate Change Fund	GMO Core Plus Bond Fund

GMO Emerging Country Debt Fund	GMO Global Asset Allocation Fund

GMO Global Equity Allocation Fund

GMO International Developed Equity Allocation Fund	GMO Implementation Fund

GMO Opportunistic Income Fund	GMO International Equity Allocation Fund

GMO Special Opportunities Fund	GMO Quality Fund

GMO Strategic Opportunities Allocation Fund	GMO Risk Premium Fund

GMO U.S. Treasury Fund	GMO U. S. Equity Allocation Fund

GMO Alpha Only Fund*	GMO Global Developed Equity Allocation Fund

GMO Emerging Domestic Opportunities Fund*	GMO Emerging Markets Fund

GMO International Large/Mid Cap Equity Fund*	GMO Foreign Small Companies Fund*

GMO International Small Companies Fund*	GMO International Equity Fund*

GMO Taiwan Fund*	GMO Resources Fund*

GMO Tax-Managed International Equities Fund*

*This Amendment will be effective as to the Fund upon conversion of such Fund to State Street, anticipated to be on or about November 6, 2017.

Information Classification: Limited Access

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